Exhibit 3.1

AMENDMENT

TO THE

AMENDED AND RESTATED BY-LAWS

OF

LABORATORY CORPORATION OF AMERICA HOLDINGS

ADOPTED AND EFFECTIVE JULY 7, 2020

Article I, Section 3 of the Amended and Restated By-laws as last amended on February 5, 2020, is hereby replaced with the following Article I, Section 3:

Section 3. Special Meetings.

(a) Unless otherwise prescribed by law or by the Certificate of Incorporation, Special Meetings of Stockholders, for any purpose or purposes, may be called at any time by the Board of Directors.

(b) Except as otherwise permitted or required by applicable laws or regulations, notice of a Special Meeting stating the place, if any, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. Notice may be given in any manner permitted by applicable laws and regulations, as provided in Article V.

(c) Subject to the provisions of this Section 3(c), a Special Meeting of Stockholders shall be called by a majority of the entire Board of Directors following receipt by the Secretary of the Corporation of a written request for a special meeting (a “Special Meeting Request”) from one, or a group of persons who have owned at least ten percent of the combined voting power of the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote in the election of directors of the Corporation, voting as a single class, continuously for at least one year as of both (i) a date within seven days prior to the date of the Special Meeting Request and (ii) the record date for determining stockholders entitled to vote at the Special Meeting (the “Requisite Holders”), if such Special Meeting Request complies with the requirements of this Section 3(c) and all other applicable sections of these By-Laws. For purposes of satisfying the foregoing ownership requirement under this Section 3(c), (i) the term “owned” shall have the same meaning as Section 13(e) of this Article I, and (ii) the shares of the capital stock of the Corporation owned by one or more stockholders, or by the person or persons who own shares of the capital stock of the Corporation and on whose behalf any stockholder is acting, may be aggregated. For the avoidance of doubt, if a group of stockholders aggregates ownership of shares in order to meet the requirements under this Section 3(c), all shares held by each stockholder constituting their contribution to the foregoing ten percent threshold must be held by that stockholder continuously for at least one year, and evidence of such continuous ownership shall be provided as specified in this Section 3(c). The Board of Directors shall determine whether all requirements set forth in this Section 3 and these By-Laws have been satisfied and such determination shall be binding on the Corporation and its stockholders. If a Special Meeting Request is made that complies with this Section 3(c) and all other applicable sections of these By-Laws, the Board of Directors may (in lieu of calling the Special Meeting of Stockholders requested in such Special Meeting Request) present an identical or substantially similar item (a “Similar Item”) for stockholder approval at any other meeting of stockholders that is held within ninety days after the Corporation receives such Special Meeting Request.

A Special Meeting Request must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation. A Special Meeting Request shall only be valid if it is signed and dated by each of the stockholders that is one of the Requisite Holders and include: (i) a statement of the specific purpose(s) of the Special Meeting of Stockholders, the matter(s) proposed to be acted on at the Special Meeting of Stockholders, and the reasons for conducting such business at the Special Meeting of Stockholders; (ii) the text of any proposed amendment to the By-Laws to be considered at the Special Meeting of Stockholders; (iii) the name and address of each stockholder of record signing such request, the date of each such stockholder’s signature, and the name and address of any beneficial owner on whose behalf such request is made; (iv) the class or series and number of shares of the Corporation that are owned of record or beneficially by each such stockholder and any such beneficial owner and documentary evidence of such record or beneficial ownership; (v) any material interest of each stockholder or any such beneficial owner in any of the business proposed to be conducted at the Special Meeting of Stockholders and a description of all arrangements or understandings between any such stockholder and/or beneficial owner and any other person or persons (naming such person or persons) with respect to the business proposed to be conducted; (vi) a representation that one or more of the stockholders submitting the Special Meeting Request intend to appear in person or by proxy at the Special Meeting of Stockholders to present the proposal(s) or business to be brought before the Special Meeting of Stockholders; (vii) if any stockholder submitting such request intends to solicit proxies with respect to the stockholders’ proposal(s) or business to be presented at the Special Meeting of Stockholders, a representation to that effect; (viii) all information relating to each stockholder signing the Special Meeting Request that must be disclosed in solicitations for proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (as defined below in Article II); and (ix) if the purpose of the Special Meeting of Stockholders includes the election of one or more directors, all the information such stockholder or stockholders would be required to include in a notice delivered to the Corporation pursuant to Article I, Section 9 of these By-Laws.

In addition, a Special Meeting Request shall not be valid if (i) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law; (ii) the Special Meeting Request is received by the Corporation during the period commencing one hundred and twenty days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting; (iii) a Similar Item was presented at any meeting of stockholders held within ninety days prior to receipt by the Corporation of such Special Meeting Request (and, for purposes of this clause (iii), the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors); (iv) a Similar Item is included in the Corporation’s notice as an item of business to be brought before a stockholder meeting that has been called but not yet held; or (v) such Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the 1934 Act, or other applicable law.

Stockholders may revoke a Special Meeting Request by written revocation delivered to the Corporation at any time prior to the Special Meeting of Stockholders; provided, however, the Board of Directors shall have the discretion to determine whether or not to proceed with the Special Meeting of Stockholders.

If none of the stockholders who submitted the Special Meeting Request for a Special Meeting of Stockholders appears or sends a qualified representative to present the proposal(s) or business submitted by the stockholders for consideration at the Special Meeting of Stockholders, the Corporation need not present such proposal(s) or business for a vote at such meeting.